Exhibit 99.2
Avantor, Inc.
Summary Segment Information (unaudited)
(dollars in millions)
The unaudited reclassified segment financial information below is provided to reflect the change in the Company's reporting segments effective during the first quarter of 2024. The Company did not operate under the new structure for any of these prior periods and will begin to report comparative results under the new structure effective with the filing of its Quarterly Report on Form 10-Q for the quarter ending March 31, 2024.
Reportable segment data on an annual basis for the years ended December 31, 2023, 2022, and 2021 and a quarterly basis for the years ended December 31, 2023 and December 31, 2022 are presented in the tables below:

	Year ended December 31,
	2023	2022	2021
Net sales:
Bioscience Production	$2,228.9	$2,510.0	$2,173.7
Laboratory Solutions	4,738.3	5,002.4	5,212.4
Total	$6,967.2	$7,512.4	$7,386.1

Adjusted operating income:
Bioscience Production	$601.9	$778.9	$632.6
Laboratory Solutions	668.3	764.7	806.1
Corporate	(58.4)	(66.3)	(67.4)
Total	$1,211.8	$1,477.3	$1,371.3

	Year ended December 31, 2023
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Net sales:
Bioscience Production	$577.3	$550.1	$561.1	$540.4	$2,228.9
Laboratory Solutions	1,203.0	1,193.8	1,159.1	1,182.4	4,738.3
Total	$1,780.3	$1,743.9	$1,720.2	$1,722.8	$6,967.2

Adjusted operating income:
Bioscience Production	$167.5	$154.2	$148.2	$132.0	$601.9
Laboratory Solutions	172.2	179.7	159.1	157.3	668.3
Corporate	(16.6)	(15.0)	(12.3)	(14.5)	(58.4)
Total	$323.1	$318.9	$295.0	$274.8	$1,211.8

	Year ended December 31, 2022
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Net sales:
Bioscience Production	$625.2	$646.1	$636.3	$602.4	$2,510.0
Laboratory Solutions	1,325.2	1,264.4	1,220.2	1,192.6	5,002.4
Total	$1,950.4	$1,910.5	$1,856.5	$1,795.0	$7,512.4

Adjusted operating income:
Bioscience Production	$186.4	$211.4	$200.3	$180.8	$778.9
Laboratory Solutions	227.6	188.1	179.2	169.8	764.7
Corporate	(14.7)	(18.9)	(17.8)	(14.9)	(66.3)
Total	$399.3	$380.6	$361.7	$335.7	$1,477.3
As part of the change in the Company’s reporting segments, the Company also changed the measures of operating performance used by the chief operating decision maker (CODM). The Company’s CODM analyzes net sales and adjusted operating income when measuring profitability by segment. Adjusted operating income is a non-GAAP financial measurement used to evaluate our operating performance exclusive of amortization of acquired intangibles, restructuring charges, impairment charges and certain other items. The following table reconciles non-GAAP adjusted operating income to GAAP operating income for the years ended December 31, 2023, 2022, and 2021 and quarterly for the years ended December 31, 2023 and December 31, 2022:

	Year ended December 31,
Operating income reconciliation:	2023	2022	2021
Operating income	$696.4	$1,130.2	$972.2
Amortization	307.7	318.3	290.8
Other stock-based compensation expense (benefit)	0.3	(3.3)	3.0
Acquisition-related expenses[1]	—	—	77.8
Integration-related expenses[2]	7.6	19.2	15.9
Purchase accounting adjustments[3]	—	9.4	6.3
Restructuring and severance charges[4]	26.5	3.5	5.3
Reserve for certain legal matters[5]	7.1	—	—
Impairment charges[6]	160.8	—	—
Transformation expenses[7]	5.4	—	—
Adjusted operating income	$1,211.8	$1,477.3	$1,371.3

1.Represents legal, accounting, investment banking and consulting fees incurred related to the acquisition of acquired companies.
2.Represents non-recurring direct costs incurred with third parties and the accrual of a long-term retention incentive to integrate acquired companies. These expenses represent incremental costs and are unrelated to normal operations of our business. Integration expenses are incurred over a pre-defined integration period specific to each acquisition.
3.Represents the non-cash reduction of contingent consideration related to the Ritter acquisition and the amortization of the purchase accounting adjustment to record Masterflex and Ritter inventory at fair value.
4.Reflects the incremental expenses incurred in the period related to initiatives to increase profitability and productivity. Typical costs included in this caption are employee severance, site-related exit costs, and contract termination costs.
5.Represents charges and legal costs in connection with certain litigation and other contingencies that are unrelated to our core operations and not reflective of on-going business and operating results.
6.Related to impairment of the Ritter asset group.
7.Represents non-recurring, incremental expenses directly associated with the Company’s publicly-announced program to transform our operating model.

	Year ended December 31, 2023
Operating income reconciliation:	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Operating income	$231.2	$71.7	$210.2	$183.3	$696.4
Amortization	78.4	78.9	75.4	75.0	307.7
Other stock-based compensation expense (benefit)	0.1	(0.1)	0.1	0.2	0.3
Integration-related expenses[1]	8.7	(0.6)	0.2	(0.7)	7.6
Restructuring and severance charges[2]	4.7	7.2	6.1	8.5	26.5
Reserve for certain legal matters[3]	—	1.0	3.0	3.1	7.1
Impairment charges[4]	—	160.8	—	—	160.8
Transformation expenses[5]	—	—	—	5.4	5.4
Adjusted operating income	$323.1	$318.9	$295.0	$274.8	$1,211.8

1.Represents non-recurring direct costs incurred with third parties and the accrual of a long-term retention incentive to integrate acquired companies. These expenses represent incremental costs and are unrelated to normal operations of our business. Integration expenses are incurred over a pre-defined integration period specific to each acquisition.
2.Reflects the incremental expenses incurred in the period related to initiatives to increase profitability and productivity. Typical costs included in this caption are employee severance, site-related exit costs, and contract termination costs.
3.Represents charges and legal costs in connection with certain litigation and other contingencies that are unrelated to our core operations and not reflective of on-going business and operating results.
4.Related to impairment of the Ritter asset group.
5.Represents non-recurring, incremental expenses directly associated with the Company’s publicly-announced program to transform our operating model.

	Year ended December 31, 2022
Operating income reconciliation:	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Operating income	$307.0	$295.6	$275.8	$251.8	$1,130.2
Amortization	92.2	67.8	79.8	78.5	318.3
Other stock-based compensation (benefit) expense	(1.3)	(0.4)	(1.6)	—	(3.3)
Integration-related expenses[1]	3.9	3.3	6.4	5.6	19.2
Purchase accounting adjustments[2]	(4.4)	13.8	—	—	9.4
Restructuring and severance charges[3]	1.9	0.5	1.3	(0.2)	3.5
Adjusted operating income	$399.3	$380.6	$361.7	$335.7	$1,477.3

1.Represents non-recurring direct costs incurred with third parties and the accrual of a long-term retention incentive to integrate acquired companies. These expenses represent incremental costs and are unrelated to normal operations of our business. Integration expenses are incurred over a pre-defined integration period specific to each acquisition.
2.Represents the non-cash reduction of contingent consideration related to the Ritter acquisition and the amortization of the purchase accounting adjustment to record Masterflex and Ritter inventory at fair value.
3.Reflects the incremental expenses incurred in the period related to initiatives to increase profitability and productivity. Typical costs included in this caption are employee severance, site-related exit costs, and contract termination costs.
The Company will continue to provide consolidated adjusted EBITDA and there will be no change in the calculation or presentation of consolidated adjusted EPS from prior periods.